Exhibit 99.1

Contact:	Peter Murphy	FOR IMMEDIATE RELEASE
	(860) 728-7977	www.utc.com

UTC names James Geisler Vice President, Finance and

Gregory Hayes Vice President, Accounting and Control

HARTFORD, Conn., February 3, 2004 – United Technologies Corp. (NYSE:UTX) today announced the appointments of two vice presidents to assume the responsibilities of Chief Financial Officer Stephen Page when he retires this April 14th at the company’s annual meeting.

James E. Geisler, 37, currently the corporation’s director, financial planning and analysis is named vice president, finance and Gregory J. Hayes, 43, currently the corporation’s controller, is named vice president, accounting and control. Geisler and Hayes will report to UTC’s Chairman and CEO George David.

“I am pleased to announce these important changes in UTC’s finance function. They reflect extensive and successful efforts over the last decade to build our capabilities internally, and I am confident we are in great shape in this important function and especially our divisional CFO positions,” David said. “Steve Page leaves us in good hands. All of us at UTC appreciate his tremendous contributions over this decade and wish him and his wife Judy many happy years ahead.”

UTC’s Financial Planning and Analysis, Treasury, Investor Relations, and Shared Business Services functions will report to Geisler. The Control, Internal Audit, Sarbanes-Oxley, and Taxation functions will report to Hayes.

Geisler joined UTC in1993 at its Pratt & Whitney unit, and later served as the corporation’s director, investor relations before heading up UTC’s FP&A function. He earned an MBA degree from the Darden School at the University of Virginia in 1993 and previously a bachelor’s degree in business administration from the University of Kentucky.

Hayes joined UTC with the Sundstrand merger in 1999. He had held several financial positions at Sundstrand including vice president, finance for Sundstrand Aerospace. He became vice president, financial planning and analysis for Hamilton Sundstrand’s Aerospace Systems unit effective with the merger in 1999. He became UTC’s vice president and controller in April 2003. He earned a bachelor’s degree in economics from Purdue University in 1982, and he is a Certified Public Accountant.

United Technologies Corp., based in Hartford, Conn., is a diversified company providing a broad range of high technology products and services to the building systems and aerospace industries worldwide through its seven companies: Otis Elevator, Carrier, Chubb, UTC Power, Pratt & Whitney, Hamilton Sundstrand and Sikorsky Aircraft.

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